UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  December 20, 2012

Commission File Number	Exact name of registrants as specified in their charters, address of principal executive offices and registrants' telephone number	IRS Employer Identification Number

1-8841	NEXTERA ENERGY, INC.	59-2449419
2-27612	FLORIDA POWER & LIGHT COMPANY	59-0247775
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)
On December 20, 2012, NextEra Energy Capital Holdings, Inc. (NEECH), a wholly-owned subsidiary of NextEra Energy, Inc. (NEE), entered into a $200 million variable rate term loan agreement with a maturity date in June 2014 and has borrowed the entire amount under the loan agreement. Interest on the loan is based on the applicable London InterBank Offered Rate (LIBOR) plus a specified margin, with payments being due at the end of rate periods which can range from one to three months, as selected by NEECH.  The loan is guaranteed by NEE pursuant to a 1998 guarantee agreement.  The loan agreement contains default and related acceleration provisions relating to the failure to make required payments, failure by NEE to maintain a ratio of funded debt to total capitalization at or below a stated ratio, and certain bankruptcy-related events relating to NEECH or NEE, as well as other covenants applicable to NEECH and/or NEE.  The proceeds from the loan will be used for general corporate purposes.

(b)
On December 21, 2012, Florida Power & Light Company (FPL) entered into a $300 million variable rate term loan agreement with a maturity date in June 2014 and has borrowed the entire amount under the loan agreement. Interest on the loan is based on the applicable LIBOR plus a specified margin, with payments being due at the end of rate periods which can range from one to three months, as selected by FPL. The loan agreement contains default and related acceleration provisions relating to the failure to make required payments, failure by FPL to maintain a ratio of funded debt to total capitalization at or below a stated ratio, and certain bankruptcy-related events relating to FPL, as well as other covenants applicable to FPL.  The proceeds from the loan will be used for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

Date:  December 21, 2012

NEXTERA ENERGY, INC.
(Registrant)

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer of NextEra Energy, Inc.

FLORIDA POWER & LIGHT COMPANY
(Registrant)

KIMBERLY OUSDAHL
Kimberly Ousdahl Vice President, Controller and Chief Accounting Officer of Florida Power & Light Company

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